(BW)(UT-KLEVER-MARKETING)(KLMK) Klever Marketing Names William Dupre Executive Vice President and Chief Operating Officer

    Business,  Advertising  and  Marketing,  Retail and  Shopping,  Supermarkets
Editors

    SALT LAKE CITY--(BUSINESS WIRE)--November 18, 2002--Klever Marketing(TM) Inc. (OTC BB:KLMK) Monday announced that it has appointed William J. Dupre executive vice president and chief operating officer.

    Dupre joins Klever Marketing with over fifteen years of proven executive level retail product development and in-store marketing experience including four years at Smart Media/SnapShopper, four years at VideOcart, and seven years at Information Resources (IRI).

    During his tenure at IRI, Bill successfully developed and launched various retail consumer products to market, negotiated participation in IRI's Qscan program in over 25,000 retail stores representing 70 of the top 100 grocery chains in the U.S. and contributed to the growth chain specific consumer packaged goods manufacturer revenues. Bill also has participated in venture capital fund raising at several start-up companies.

    Dupre will lead the Company in the execution of its strategic initiatives as it sets to deploy its proprietary in-store media known as Klever-Kart(R), which provides retailers and consumer goods companies one-on-one communications with shoppers by utilizing its LCD display mounted on the handle of shopping carts.

    D. Paul Smith will no longer serve as the Company's executive vice president, but will continue to serve as chairman, chief financial officer, and corporate secretary/treasurer.

    The statements made in this release that are not historical facts contain forward-looking information that involves risks and uncertainties.

    Important factors that may cause actual results to differ include, but are not limited to, the impact of competitive products and services, the company's ability to manage growth and acquisitions of technology or businesses, the condition of the capital markets, the effect of economic and business conditions and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.


    CONTACT:       Klever Marketing
                   William (Bill) Dupre, 801/322-1221 ext. 117 billd@kleverkart.com


KEYWORD: UTAH
INDUSTRY KEYWORD: COMED COMPUTERS/ELECTRONICS
    INTERACTIVE/MULTIMEDIA/INTERNET FOODS/BEVERAGES RETAIL
    SUPERMARKETS MANAGEMENT CHANGES